Exhibit 23.5

INDEPENDENT AUDITORS’ CONSENT

We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-120847 on Form S-11 of our report dated April 26, 2006 relating to the statement of revenues and certain operating expenses of 12600 Whitewater for the year ended December 31, 2005, our report dated August 31, 2006 relating to the statement of revenues and certain operating expenses of Ferncroft Corporate Center for the year ended December 31, 2005, our report dated February 5, 2007 relating to the statement of revenues and certain operating expenses of Bent Tree Green for the year ended December 31, 2005, our report dated February 5, 2007 relating to the statement of revenues and certain operating expenses of Las Colinas Commons for the year ended December 31, 2005 (which reports on the statements of revenues and certain operating expenses express unqualified opinions and include explanatory paragraphs referring to the purpose of the statements), and of our report dated February 8, 2007 on the financial statements of Kingsdell L.P. as of September 30, 2006 and December 31, 2005, for the period from January 1, 2006 through September 30, 2006, and for the years ended December 31, 2005 and 2004, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/	Deloitte & Touche LLP
Dallas, Texas
April 23, 2007